Exhibit 99.1
United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

UAL CORPORATION REPORTS FIRST QUARTER

RESULTS

Operating Margin Improvement Despite 33% Higher Fuel Expense

Generated More than $400 Million of Operating Cash Flow

Strong Total Cash Position of $4.5 Billion

Mainline Unit Revenue up 11%

Outlines Multi-Year Cost Reduction Plan

            CHICAGO, May 8, 2006 - UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, today reported its combined first quarter 2006 financial results.

            UAL reported combined first quarter net income of $23 billion driven by $23 billion of primarily non-cash reorganization gains largely due to the discharge of liabilities associated with the company's exit from Chapter 11.

            The company believes a better indicator of UAL's post-reorganization financial performance is its results excluding reorganization items. Excluding reorganization items, UAL reported a net loss for the combined quarter of $306 million, compared to a loss of $302 million a year ago. On an operating basis, UAL reported a combined first quarter operating loss of $171 million, a $79 million improvement over the same quarter last year, as strong revenue more than offset a $314 million increase in fuel expense for mainline and regional operations.

            "The $23 billion gain is a reflection of the magnitude and effectiveness of our restructuring.  We are now applying the same rigor and discipline to improving our operating and financial performance," said Glenn Tilton, UAL's chairman, president and CEO. "By simultaneously reducing our costs and realizing our full revenue potential, we will drive continued margin improvement and unlock the full value of our assets."

            The company ended the quarter with an unrestricted cash balance of $3.6 billion, and a restricted cash balance of $0.9 billion, for a total cash balance of $4.5 billion. Unrestricted cash and short-term investments increased by $1.8 billion during the quarter as the company drew down $2.8 billion of exit financing. UAL generated positive operating cash flow of over $400 million.

            The contribution of regional affiliates improved by $94 million compared with last year's quarter, as a result of restructured regional carrier agreements, the company's network optimization efforts and the strong revenue environment. Regional affiliates revenue increased by 28 percent. Regional affiliates expense increased by only 8 percent, despite a 13 percent increase in capacity and 36 percent increase in fuel expense.

            The company had an effective tax rate of zero for all periods presented, which makes UAL's pre-tax results the same as its net results.

            EBITDAR excluding the non-cash stock based compensation expense is on track with the business plan.

            "The improved revenue environment essentially compensated for record high fuel expense," said Jake Brace, UAL executive vice president and chief financial officer. "With limited near-term debt maturities, modest capital spending and no near-term aircraft commitments, the company is on a solid financial footing."

Revenue Results

            Compared to the same quarter last year, total revenue increased by 14 percent, with mainline revenue per available seat mile (RASM) up 11 percent. Strong demand, industry capacity restraint, yield improvements and our differentiated customer product strategy all contributed to the revenue increase. Mainline traffic increased by 3 percent on a 1 percent increase in capacity, resulting in a 1 point increase in load factor. Mainline yield was 9 percent higher than last year. Domestic, Pacific and Atlantic regions all posted strong unit revenue increases. Regional affiliate passenger unit revenue was 13 percent higher than last year driven by a 9 percent increase in yield and a 3 point increase in load factor.

            "In addition to an improved pricing environment, the strength of our network and our evolving differentiated product strategy contributed to revenue improvement," said John Tague, UAL's executive vice president and chief revenue officer. "While these revenue results are encouraging, they do not meet our expectations or reflect the full potential of this airline. The work to get there is clear and we continue to aggressively execute our plan."

Operating Expenses

            During the combined first quarter, total operating expenses increased 11 percent. Mainline operating cost per available seat mile (CASM) increased by 11 percent from the year-ago quarter, primarily driven by a 33 percent increase in mainline fuel prices. Excluding fuel, mainline CASM increased 3 percent.

            Combined first quarter results also reflected an increase of $51 million or 5% in salaries and related expense, which included the recognition of $69 million for stock-based compensation expense for plans implemented in accordance with the company's Plan of Reorganization. Purchased services expense increased $69 million, or 19 percent compared with last year, driven primarily by an increase in outsourcing, higher traffic-related costs and post-bankruptcy professional fees. Aircraft maintenance materials and outside repairs increased $40 million or 18 percent primarily due to engine-related maintenance.

            The company is engaged in a multi-year cost reduction program. For 2006, United's business plan includes $300 million in benefits over 2005. The company has committed to an additional $400 million in cost savings starting in 2007 over and above what is in the business plan.

            "While partially driven by fresh-start accounting and the non-cash charge for stock based compensation expense, our increase in non-fuel CASM reinforces why our focus remains on our core operations and why we are targeting additional cost savings in 2007," Brace said.

            To generate additional cost savings in 2007 and beyond, the company is focused on fundamental improvements to its core business. As part of United's ongoing continuous improvement efforts, the company is improving processes and driving efficiencies that will enhance service to customers and reduce costs. Savings will come from improvements in both major processes, such as flight planning to reduce navigation fees, and smaller processes, such as the consolidation of technology help desks. In addition, the company will streamline operations and corporate functions to further reduce overhead spending for salaried and management personnel. United also expects to reduce marketing and sales expenses.

            These cost-savings efforts build on the company's accomplishments during the restructuring. For example, the cargo division implemented market management processes, invested in information systems, and outsourced warehouses and call centers which improved customer service and profitability.

            The company is making targeted investments in people, tools and technology infrastructure. These investments will support the extension of continuous improvement efforts to the major work processes that support the company and the customer. United expects consistent delivery of its services to improve the customer experience.

            "We are committed to ongoing expense reduction, and the savings programs will mitigate the inflationary cost pressure we face in 2006 and 2007," said Pete McDonald, UAL executive vice president and chief operating officer. "We are driving consistency and standardization to improve results, and are focused on achieving our cost objectives while restoring the high levels of operational performance posted in 2005."

Operations

            The company continues to implement its resource optimization efforts throughout the United system, resulting in an increase in first quarter fleet utilization of 3 percent. The company intends to further tighten turn times at Dulles and O'Hare this year. By closing remote terminals in Los Angeles, San Francisco, and Washington Dulles, the company has eliminated the need to bus passengers between terminals in the entire United system. In addition, employee productivity (available seat miles divided by employee equivalents) was up 6 percent for the quarter compared to the same period in 2005.

            In the most recent data available from the U.S. Department of Transportation, United was ranked second for the 12 months ending March 2006 in on-time arrival performance and ranked second in the least mishandled baggage among the six major network carriers. Poor west coast weather, record high load factors and tighter turn times put pressure on United's operational performance in the first quarter. For the first quarter 2006, United was ranked sixth in on-time arrival performance and ranked second in the least mishandled baggage among the six major network carriers.

Fresh-Start Reporting

            Upon emergence from its Chapter 11 proceedings in February 2006, the company adopted fresh-start reporting in accordance with SOP 90-7 as of February 1, 2006. The company's emergence resulted in a new reporting entity with no retained earnings or accumulated deficit as of February 1, 2006. Accordingly, the company's financial information shown for periods prior to February 1, 2006 is not comparable to consolidated financial statements presented on or after February 1, 2006. For further discussion on fresh-start reporting, please refer to the company's first quarter 2006 Form 10-Q to be filed with the Securities and Exchange Commission.

Outlook

United has issued the following capacity guidance for the second quarter and full-year 2006:

                                                    Second Quarter                                         Full Year
Capacity (ASM's)
Mainline                                      +2.5% to 3.0%                                        +2.5% to 3.0%
Regional Affiliates                        +8.0% to 9.0%                                        +8.0% to 9.0%
Consolidated                               +3.0% to 3.5%                                        +3.0% to 3.5%             Capacity increases are driven by higher aircraft utilization as a result of the company's resource optimization efforts.

            The company expects mainline fuel price to average $2.15 per gallon for the second quarter and $2.06 per gallon for the full year (including taxes). The company currently has no fuel hedges in place for the remainder of 2006.

            Excluding fuel, mainline CASM is expected to be up 3 to 4 percent in the second quarter over the same period last year.

            News releases and other information about United Airlines can be found at the company's website, www.united.com.

            Note 8 to the attached Combined Statements of Consolidated Operations provides a reconciliation of net income or loss reported under GAAP to net income or loss excluding reorganization items for all periods presented, as well as a reconciliation of other financial measures, including and excluding special items.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to comply with the terms of its credit facility; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; our ability to cost effectively hedge against increases in the price of aviation fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, and regulation and other actions; the ability of the Company to maintain satisfactory labor relations, any disruptions to operations due to any potential actions by our labor groups ; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

UAL CORPORATION AND SUBSIDIARY COMPANIES
COMBINED SUCCESSOR AND PREDECESSOR COMPANY STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In millions, except per share)

	Predecessor	Successor		Predecessor

	Period from	Period from	Combined	Three Months
	January 1	February 1	Periods Ended	Ended	%
	to January 31,	to March 31,	March 31,	March 31,	Increase/
(In accordance with GAAP)	2006	2006	2006	2005	(Decrease)
Operating revenues:
Passenger - United Airlines	$ 1,074	$ 2,182	$ 3,256	$ 2,916	11.7
- Regional Affiliates	204	465	669	524	27.7
Cargo	56	124	180	172	4.7
Other operating revenues	124	236	360	303	18.8	[5]
	1,458	3,007	4,465	3,915	14.0
Operating expenses:
Salaries and related costs	358	726	1,084	1,033	4.9
Aircraft fuel	362	705	1,067	805	32.5	[6]
Regional affiliates	228	468	696	645	7.9
Purchased services	134	296	430	361	19.1
Aircraft maintenance materials and outside repairs	80	179	259	219	18.3
Landing fees and other rent	75	145	220	233	(5.6)
Depreciation and amortization	68	148	216	213	1.4
Cost of sales	65	128	193	143	35.0	[5]
Aircraft rent	30	75	105	120	(12.5)
Commissions	24	51	75	77	(2.6)
Other operating expenses	86	205	291	316	(7.9)
	1,510	3,126	4,636	4,165	11.3

Loss from operations	(52)	(119)	(171)	(250)	(31.6)

Other income (expense):
Interest expense	(42)	(141)	(183)	(109)	67.9
Interest capitalized	-	3	3	(5)	-
Interest income	6	28	34	4	750.0
Miscellaneous, net	-	6	6	58	(89.7)
	(36)	(104)	(140)	(52)	169.2

Loss before reorganization items, income taxes and
equity in earnings of affiliates	(88)	(223)	(311)	(302)	3.0
Reorganization items, net	22,934	-	22,934	(768)	-	[3]

Earnings (loss) before income taxes and equity in earnings
of affiliates	22,846	(223)	22,623	(1,070)	-
Income taxes	-	-	-	-	-

Earnings (loss) before equity in earnings of affiliates	22,846	(223)	22,623	(1,070)	-
Equity in earnings of affiliates	5	-	5	-	-
Net income (loss)	$ 22,851	$ (223)	$ 22,628	$ (1,070)	-

Earnings (loss) per share, basic and diluted	$ 196.61	$ (1.95)		$ (9.23)

Weighted average shares	116.2	115.1		116.2
_____________
See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL" or the "Company") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois. On February 1, 2006, the Company emerged from Chapter 11.

(2)	In connection with emergence from Chapter 11 bankruptcy protection, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants' Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". Thus, the consolidated financial statements prior to February 1, 2006 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh-start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. However, for discussions on the results of operations, the Company has combined the results for the one month ended January 31, 2006 and two months ended March 31, 2006. The combined periods have been compared to the three months ended March 31, 2005. References to "Successor Company" refer to UAL on or after February 1, 2006, after giving effect to the application of fresh-start reporting. References to "Predecessor Company" refer to UAL prior to February 1, 2006.

	Pursuant to SEC Regulation G, the Company included on the face of the Combined Successor and Predecessor Company Statements of Consolidated Operations (Unaudited) for the three month period ending March 31, 2006 a reconciliation of reported GAAP financial results to financial results reported on a non-GAAP basis. The Company believes that the reported non-GAAP financial results provide management and investors a better perspective of the Company's core business and on-going operational financial performance and trends for comparative purposes.

(3)	In connection with its bankruptcy proceedings, the Company recorded the following largely non-cash reorganization items:
					Predecessor

					Period from	Period from
					January 1	January 1
					to January 31,	to March 31,
	(In millions)				2006	2005
	Discharge of claims and liabilities				$ 24,628	$ -	[a]
	Revaluation of Mileage Plus frequent flyer liability				(2,399)
-
							[b]
	Revaluation of assets and liabilities				2,106	-	[c]
	Employee-related charges				(898)	(7)	[d]
	Contract rejection charges				(429)	-	[e]
	Professional fees				(47)	(44)
	Pension-related charges				(14)	(433)	[f]
	Aircraft claim charges				-	(294)	[g]
	Other				(13)	10
	Total reorganization income (expense)				$ 22,934	$ (768)

[a]	The discharge of claims and liabilities primarily relates to those unsecured claims arising during the bankruptcy process, such as the termination and settlement of the Company's U.S. defined benefit pension plans and other employee claims; aircraft-related claims, such as those arising as a result of aircraft rejections; other unsecured claims due to the rejection or modification of executory contracts, unexpired leases and regional carrier contracts; and claims associated with certain municipal bond obligations based upon their rejection, settlement or the estimated impact of the outcome of pending litigation. In accordance with the Plan of Reorganization, the Company discharged its obligations to unsecured creditors in exchange for the distribution of 115 million common shares of the Successor Company and the issuance of certain other securities. Accordingly, the Company recognized a non-cash reorganization gain of $24.6 billion.

[b]	The Company revalued its frequent flyer miles to estimated fair value as a result of fresh-start reporting, which resulted in a $2.4 billion non-cash reorganization charge.

[c]	In accordance with fresh-start reporting, the Company revalued its assets at their estimated fair value and liabilities at estimated fair value or the present value of amounts to be paid. This resulted in a non-cash reorganization gain of $2.1 billion, primarily as a result of newly recognized intangible assets, offset partly by reductions in the fair value of tangible property and equipment.

[d]	Employee-related charges include the value of the deemed claim that the salaried and management group received upon confirmation of the Plan of Reorganization. The deemed claim was based upon the cost savings provided by this employee group during the bankruptcy process.

[e]	Contract rejection charges are non-cash costs that include our estimate of claims resulting from the Company's rejection or negotiated modification of certain contractual obligations such as executory contracts, unexpired leases and regional carrier contracts.

[f]	In the first quarter of 2005, the Company recognized pension curtailment charges of $433 million associated with actions taken by the Pension Benefit Guaranty Corporation to involuntarily terminate the Company's defined benefit pension plan for covered members of certain ground employees.

[g]	Aircraft claim charges include the Company's estimate of claims incurred as a result of the rejection of certain aircraft leases and return of aircraft as part of the bankruptcy process, together with certain claims resulting from the modification of other aircraft financings in bankruptcy.

(4)	In accordance with the Plan of Reorganization, the Company may issue up to 125 million shares (out of the one billion shares of new common stock authorized under its certificate of incorporation). The new common stock was listed on the NASDAQ National Market and began trading under the symbol "UAUA" on February 2, 2006. The distributions of common stock, subject to certain holdbacks as described in the Plan of Reorganization, will be as follows:

	* Approximately 115 million shares of common stock to unsecured creditors and employees;
	* Up to 9.825 million shares of common stock and options (or rights to acquire shares) under the management equity incentive plan ("MEIP") approved by the Bankruptcy Court; and
	* Up to 175,000 shares of common stock and options (or rights to acquire shares) under the director equity incentive plan ("DEIP") approved by the Bankruptcy Court.

	In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), basic and diluted loss per share amounts were computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the two month period ending March 31, 2006. SFAS 128 requires that the entire 115 million shares to be issued to unsecured creditors and employees be considered outstanding, although the Company in fact has not issued all 115 million shares at March 31, 2006. In addition, at March 31, 2006, stock options to purchase approximately 6 million shares of new UAL common stock were outstanding, as were 4 million restricted shares, but were not included in the computation of loss per share as the effect of such would be antidilutive.

(5)	Included in UAL's operating loss are the results of United's wholly owned subsidiary United Aviation Fuels Corporation ("UAFC").

			Predecessor	Successor		Predecessor

			Period from	Period from	Combined	Period from
			January 1	February 1	Periods Ended	January 1%
			to January 31,	to March 31,	March 31,	to March 31,	Increase/
	UAFC (in millions)		2006	2006	2006	2005	(Decrease)
	Other operating revenues		$ 32	$ 74	$ 106	$ 56	89.3
	Cost of sales		33	72	105	54	94.4
	Income/(loss) from operations		$ (1)	$ 2	$ 1	$ 2	(50.0)

(6)	UAL's results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company's regional affiliates' operations is reflected in the Regional Affiliates operating expenses. In accordance with UAL's agreement with its regional affiliates, these costs are incurred by the Company.

				Year-Over-Year Impact of Fuel Expense
				United Mainline and Regional Affiliate Jet Operations

				Predecessor	Successor		Predecessor

				Period from	Period from	Combined	Period from
				January 1	February 1	Periods Ended	January 1%
				to January 31,	to March 31,	March 31,	to March 31,	Increase/
				2006	2006	2006	2005	(Decrease)
	GAAP mainline fuel expense (in millions)			$ 362	$ 705	$ 1,067	$ 805	32.5
	Regional affiliates fuel expense (in millions)			62	133	195	143	36.4
	United system fuel expense (in millions)			$ 424	$ 838	$ 1,262	$ 948	33.1

	Mainline fuel consumption (in millions of gallons)			185	363	548	550	(0.4)

	Mainline average jet fuel price per gallon (in cents)			$ 195.6	$ 194.1	$ 194.6	$ 146.5	32.8

(7)	The below tables set forth certain operating statistics for United's mainline, regional affiliates and consolidated operations:

		[a]					[a]
	For the combined periods ended March 31, 2006	North America	Pacific	Atlantic	Latin	Total Mainline	Regional Affiliates	Consolidated

	ASM (in millions)	20,819	7,636	4,316	1,717	34,488	3,734	38,222
	RPM (in millions)	16,571	6,265	3,290	1,336	27,462	2,824	30,286
	Passenger revenues (in millions)	2,070	657	392	137	3,256	669	3,925
	PRASM (cents)	9.95	8.61	9.07	7.99	9.44	17.93	10.27
	Yield (cents) [b]	12.45	10.46	11.79	10.05	11.82	23.70	12.93
	Load Factor (percent)	79.6	82.0	76.2	77.9	79.6	75.6	79.2

		[a]					[a]
	For the period ended March 31, 2005	North America	Pacific	Atlantic	Latin	Total Mainline	Regional Affiliates	Consolidated

	ASM (in millions)	20,210	7,657	4,911	1,481	34,259	3,311	37,570
	RPM (in millions)	15,773	6,128	3,732	1,151	26,784	2,404	29,188
	Passenger revenues (in millions)	1,789	604	407	116	2,916	524	3,440
	PRASM (cents)	8.85	7.89	8.29	7.87	8.51	15.81	9.16
	Yield (cents) [b]	11.30	9.81	10.42	9.69	10.83	21.78	11.74
	Load Factor (percent)	78.0	80.0	76.0	77.7	78.2	72.6	77.7

[a]	For segment reporting purposes, the Company aggregates Regional Affiliates results within the North America segment.
[b]	Segment yields exclude charter revenue and revenue passenger miles.

(8)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results provide management and investors a better perspective of the Company's core business and on-going financial performance and trends by excluding reorganization items for comparative purposes.

[a]				Predecessor	Successor		Predecessor

				Period from	Period from	Combined	Period from
				January 1	February 1	Periods Ended	January 1%
				to January 31,	to March 31,	March 31,	to March 31,	Increase/
	(In millions, except per share)			2006	2006	2006	2005	(Decrease)
	Net income/(loss)			22,851	(223)	22,628	(1,070)	-
	Adjusted for:
	Reorganization items, net			22,934	-	22,934	(768)	-
	Net loss excluding reorganization			(83)	(223)	(306)	(302)	1.3

	Adjusted loss per share, basic and diluted			$ (0.72)	$ (1.95)		$ (2.62)

	The tables below set forth the reconciliation of non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as operating revenue per available seat mile ("RASM"), adjusted passenger revenue per revenue passenger mile ("Yield") and operating expense per available seat mile ("CASM").

							Predecessor

						Combined	Period from
						Periods Ended	January 1%
						March 31,	to March 31,	Increase/
						2006	2005	(Decrease)
[b]	Yield (in millions)
	Passenger - United Airlines					3,256	2,916	11.7
	Less: industry reduced fares & passenger charges					11	14	(21.4)
	Mainline adjusted passenger revenue					3,245	2,902	11.8
	Mainline revenue passenger miles					27,462	26,784	2.5
	Mainline adjusted Yield (in cents)					11.82	10.83	9.1

	Consolidated passenger revenue					3,925	3,440	14.1
	Less: industry reduced fares & passenger charges					11	14	(21.4)
	Consolidated adjusted passenger revenue					3,914	3,426	14.2
	Consolidated revenue passenger miles					30,286	29,188	3.8
	Consolidated adjusted Yield (in cents)					12.93	11.74	10.1

[c]	RASM (in millions)
	Mainline
	Consolidated operating revenues					4,465	3,915	14.0
	Less: Passenger - Regional Affiliates					669	524	27.7
	Mainline operating revenues					3,796	3,391	11.9
	Mainline available seat miles					34,488	34,259	0.7
	Mainline RASM (in cents)					11.01	9.90	11.2

	Mainline operating revenues					3,796	3,391	11.9
	Less: UAFC					106	56	89.3
	Mainline operating revenues excluding UAFC					3,690	3,335	10.6
	Mainline excluding UAFC RASM (in cents)					10.70	9.74	9.9

[d]	CASM (in millions)
	Mainline
	Consolidated operating expenses					4,636	4,165	11.3
	Less: Regional Affiliates					696	645	7.9
	Mainline operating expenses					3,940	3,520	11.9
	Mainline available seat miles					34,488	34,259	0.7
	Mainline CASM (in cents)					11.42	10.28	11.1

	Mainline operating expenses					3,940	3,520	11.9
	Less: mainline fuel expense					1,067	805	32.5
	Less: cost of sales - UAFC					105	54	94.4
	Mainline operating expenses excluding mainline fuel expense &
	UAFC					2,768	2,661	4.0
	Mainline excluding fuel & UAFC CASM (in cents)					8.03	7.77	3.3

	Regional Affiliates
	Regional Affiliates operating expenses					696	645	7.9
	Less: fuel expense					195	143	36.4
	Regional Affiliates excluding fuel expense					501	502	(0.2)
	Regional Affiliates available seat miles					3,734	3,311	12.8
	Regional Affiliates excluding fuel CASM (in cents)					13.41	15.15	(11.5)

	Consolidated
	Consolidated operating expenses					4,636	4,165	11.3
	Less: fuel expense & UAFC					1,367	1,002	36.4
	Consolidated operating expenses excluding fuel & UAFC					3,269	3,163	3.4
	Consolidated available seat miles					38,222	37,570	1.7
	Consolidated excluding fuel & UAFC CASM (in cents)					8.55	8.42	1.5

	Notes:
	(i) UAFC's revenues and expenses are not derived from mainline jet operations. Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures. See Note 5 above for more details.
	(ii) Because the price of fuel is affected by economic and political factors not within management's control, management believes that excluding fuel cost from unit cost provides a meaningful comparative basis for investors to evaluate the Company's performance with respect to more controllable operating expenses.

UAL CORPORATION AND SUBSIDIARY COMPANIES
Combined Successor and Predecessor Company Operating Statistics
(Mainline and Regional Affiliates *)

	Combined	Three Months
	Periods Ended	Ended	%
	March 31,	March 31,	Increase/
	2006 [a]	2005	(Decrease)

Mainline revenue passengers (in thousands)	16,267	15,667	3.8

Revenue passenger miles (in millions)
Mainline	27,462	26,784	2.5
Regional affiliates	2,824	2,404	17.5
Consolidated	30,286	29,188	3.8

Available seat miles (in millions)
Mainline	34,488	34,259	0.7
Regional affiliates	3,734	3,311	12.8
Consolidated	38,222	37,570	1.7

Passenger load factor (percent)
Mainline	79.6	78.2	1.4 pts.
Regional affiliates	75.6	72.6	3.0 pts.
Consolidated	79.2	77.7	1.5 pts.

Consolidated breakeven passenger load factor (percent)	82.7	83.4	(0.7) pts.

Passenger revenue per passenger mile - Yield (cents) [8b]
Mainline adjusted	11.82	10.83	9.1
Regional affiliates	23.70	21.78	8.8
Consolidated adjusted	12.93	11.74	10.1

Passenger revenue per available seat mile - PRASM (cents)
Mainline	9.44	8.51	10.9
Regional affiliates	17.93	15.81	13.4
Consolidated	10.27	9.16	12.1

Operating revenue per available seat mile - RASM (cents) [8c]
Mainline	11.01	9.90	11.2
Mainline excluding UAFC	10.70	9.74	9.9
Regional affiliates	17.93	15.81	13.4
Consolidated	11.68	10.42	12.1

Operating expense per available seat mile - CASM (cents) [8d]
Mainline	11.42	10.28	11.1
Mainline excluding fuel and UAFC	8.03	7.77	3.3
Regional affiliates	18.64	19.47	(4.3)
Regional affiliates excluding fuel	13.41	15.15	(11.5)
Consolidated	12.13	11.09	9.4
Consolidated excluding fuel and UAFC	8.55	8.42	1.5

Mainline unit loss (cents)	(0.41)	(0.38)	7.9
Mainline unit earnings excluding fuel and UAFC (cents)	2.67	1.97	35.5

Number of aircraft in operating fleet at end of period
Mainline	460	466	(1.3)
Regional affiliates	300	314	(4.5)
Consolidated	760	780	(2.6)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	194.6	146.5	32.8
Average full-time equivalent employees (thousands)	53.6	56.3	(4.8)
ASMs per equivalent employee - productivity (thousands)	643	609	5.6
Average stage length (in miles)	1,360	1,361	(0.1)
Revenue block hours (in thousands)	451	453	(0.4)
Plane days (in thousands)	41	43	(4.7)
Fleet utilization (in hours and minutes)	10:54	10:37	2.7

* Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional Affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.
[a] The combined periods include the results for one month ended January 31, 2006 (Predecessor Company) and two months ended March 31, 2006 (Successor Company).